THIS AGREEMENT made the 8th day of February, 2005.

BETWEEN:	JRC ENTERPRISES LTD., a body corporate duly incorporated pursuant to the laws of British Columbia, having an office located at Suite 303, 595 Howe Street, Vancouver, British Columbia, V6C 2T5

(hereinafter called the “JRC”);

AND:	Giant Oil & Gas Inc., a company having an office at Suite 4010 – 246

                    Stewart Street S.W., Calgary AB, T3H 3C8

(hereinafter called the “Giant “);

W H E R E A S:

A.

The Cumming Company Inc. (“Cumming”) of Fort Worth, Texas entered into three leases (the “Leases”) which are more fully described in Schedule “A” attached hereto pursuant to which it acquired the drilling rights to certain property (the “Property”) located in Jack County, Texas, all of which are described more fully in Schedule “A” attached hereto;

B.

Pursuant to a drilling participation agreement (the “Cumming Agreement”) between Cumming and JRC, JRC acquired the right to participate in the drilling of the Wimberly#5 (the “Well”) on the Property and acquire a 10% working interest and a 8 % net revenue interest in the Well (the “JRC Interests”),

C.	In anticipation of execution of an option agreement between the parties, JRC advanced funds to complete the drilling of the Well;

D.	Cumming has completed drilling the well;

E.	Notwithstanding previous discussions, understandings and agreements, the parties wish to restate the terms of their agreement herein as of the date set forth above,

THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and in further consideration of the sum of $10.00 paid be each party to the other, the parties covenant and agree as follows:

1.	Assignment of Interest

1.1   JRC hereby agrees to make an irrevocable assignment (the “Assignment”) of a 10% working interest and a 8 % net revenue interest in the Well to Giant and agrees to provide Giant with the necessary assignments and transfers in an appropriate form to register its interest with the operator and governmental authorities.

1.2	In consideration for the Assignment, Giant will pay JRC:

(a)	the sum of USD$6,000 for a one year option to purchase with the right to a further option year for an additional USD$6,000

(b)	USD $ 29,500 upon closing; and ALL transfer and legal costs (up to a maximum amount of $5,000).

2.	Representations and Warranties

2.1	JRC represents and warrants that:

(a)	the Cumming Agreement is a valid and binding agreement and JRC has the sole right and option, pursuant to the terms of the Cumming Agreement, to earn the JRC Interests;

(b)

to the best of its knowledge, other than for aboriginal land claims, there are no adverse claims or challenges against or to the ownership of or title to the Property and the right of JRC to earn the JRC Interests, nor to the best of JRC’s knowledge is there any basis therefore;

(c)	to the best of its knowledge, the Property is free and clear of all liens, charges and encumbrances except for the royalty and overriding royalty burdens described in Schedule ”A”

(d)	there are no outstanding agreements or options to acquire or purchase the interests to be acquired by Giant upon the completion of the Well;

(e)

entering into this Agreement does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which JRC is a party; and

(f)	this Agreement has been authorized by all necessary corporate action on the part of JRC.

3.2	Giant represents and warrants that:

(a)	it is a valid and subsisting corporation duly incorporated and in good standing under the laws of Canada;

(b)

entering into this Agreement does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which Giant is a party;

(c)	this Agreement has been authorized by all necessary corporate action on the part of Giant.

4.	Miscellaneous Provisions

4.1   JRC hereby covenants, promises, and agrees to execute or cause to be executed all or any such further or other document or documents as shall or may be required by Giant to more completely carry out the intention of the parties set out herein;

4.2	Time is of the essence of this Agreement.

4.3   Any notice or other communication required or permitted shall be in writing and sent by delivery, facsimile transmission, or prepaid registered mail deposited in a post office of Canada, addressed to the party entitled to receive the same or delivered to such party at the address specified above, or to such other address as either party may give to the other for that purpose. The date of receipt of any notice or other communication hereunder will be the date of delivery if delivered, the date of transmission if sent by facsimile, or, if given by registered mail as aforesaid, will be the fifth business day after the same will have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt will be the date on which the notice, demand or other communication is actually received by the addressee.

4.4   This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

4.5   All monetary references in this Agreement are to be United States dollars unless expressly set out otherwise.

4.6   This Agreement may be executed in any number of counterparts and any party hereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement will be deemed to be one and the same instrument. The execution of this Agreement will not become effective until all counterparts hereof have been executed by all the parties hereto.

4.7.  This Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof.

4.8   This Agreement shall be construed in accordance with the laws of the Province of British Columbia and the parties hereby attorn to the exclusive jurisdiction of the courts of the Province of British Columbia.

IN WITNESS WHEREOF the parties have executed these presents the day and year first above written.

JRC ENTERPRISES LTD.

Per:        /s/

Joe Devries

President

Giant Oil & Gas Inc.

Per:                /s/

Robert Coale

President

Per:_____/s/_______________________________

Donald Neal

Vice-President

SCHEDULE “A”

DESCRIPTION OF LAND

WIMBERLY #5 RE-ENTRY

40 Acres of the Joseph Turner Survey, Abst. # 609, in Jack County, Texas

Well Location: 629’ FNL and 1817’ FEL of the Lease and

1817’ FEL & 2078’ FSL	of the Survey

The Total Property consists of 159.66 acres of land, more or less, being all of the R.M. Meador Survey, Abstract Number 1555, Jack County, Texas held under the following leases:

1.

Oil, Gas and Mineral Lease dated April 21, 2000 from Frances Wimberly, as lessor, to The Cumming Company, Inc. as lessee, said lease recorded in Volume 661, Page 120, Official Public Records, Jack County, Texas.

2.

Oil, Gas and Mineral Lease dated April 21, 2000 from Marilyn Ruth Wimberly,, as lessor, to The Cumming Company, Inc. as lessee, said lease recorded in Volume 661, Page 123, Official Public Records, Jack County, Texas.

3.

Oil, Gas and Mineral Lease dated April 21, 2000 from Lana Moxley, as lessor, to The Cumming Company, Inc. as lessee, said lease recorded in Volume 661, Page 530, Official Public Records, Jack County, Texas.

The Royalty Interests in the Property are held as follows:

	Working	Net Revenue

Name	Interests	Interest

Frances Wimberly	Nil	.09333375000

Lanna W. Moxley	Nil	.04687500

Marilyn Ruth Wimberly	Nil	.04687500

JRC ENTERPRISES	10%	8%

Cumming Company Inc., Et All	90%	73.29163%